WACKENHUT CORRECTIONS CORPORATION

Filing Type:
4
Description:
Statement of Changes of Beneficial
Ownership
Filing Date:
June 11, 2001
Period End:
May 3, 2001

Primary Exchange:
New York Stock Exchange
Ticker:
WHC

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Justiz, Manuel J.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   May, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned
at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End
of Month     |ect(I)|                           |
______________________________________________________________________________
Common Stock               |      |    | |                  |   |
|1,000
|D     |                          |
--------------------------------------------------------------------------------
-----------------------------------------------|
Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned

1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title
and
Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
|Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
|rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
|       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title
and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of
Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
|       |Month       |(I)|            |
_______________________________________________________________________________

Phantom Common Stock U|(1)     |     |    | |           |   |     |     |Common
Stock|       |       |5,151.44    |D  |            |
nits (1)              |        |     |    | |           |   |     |     |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |13.750  |     |    | |           |   |4/27/|4/26/|Common
Stock|       |       |1,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |95   |05   |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option | 22.625 |     |    | |           |   | 4/25| 4/24| Common
Stock|       |       |2,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/96  |/06  |
|       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |16.875  |     |    | |           |   | 4/27| 4/26|Common
Stock|       |       |1,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |/97  |/07  |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option | 26.125 |     |    | |           |   | 4/23| 4/22| Common
Stock|       |       | 2,000      |D  |            |
(Right to Buy)        |        |     |    | |           |   |/98  |/08  |
|       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option | 18.375 |     |    | |           |   | 5/6/| 5/5/|Common
Stock|       |       |2,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |99   |09   |
|       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |7.8750  |     |    | |           |   |5/4/0|5/3/1| Common
Stock|       |       |2,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |0    |0    |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |11.95   |5/3/0|A   | |2,000      |A  |5/3/0|5/3/1| Common
Stock|2,000  |       |2,000       |D  |            |
(Right to Buy)        |        |1    |    | |           |   |1    |1    |
|       |       |            |   |            |
________________________________________________________________________________
_______________________________________________|

Explanation of Responses:
NOTES:
  (1) Adjustments for stock splits or dividends made at time of payment.

SIGNATURE OF REPORTING PERSON
/s/ Manuel J. Justiz BY: Kenneth J. Mendell
DATE
June 11, 2001